UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 1, 2026

Date of Report (Date of earliest event reported)

TOPGOLF CALLAWAY BRANDS CORP.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction

of incorporation)

1-10962

(Commission

File Number)

95-3797580

(IRS Employer

Identification No.)

2180 Rutherford Road, Carlsbad, California

(Address of principal executive offices)

92008-7328

(Zip Code)

(760) 931-1771

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	MODG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry Into a Material Definitive Agreement.

The information set forth below under the heading “Topgolf Operating Agreement” under Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.01    Completion of Acquisition or Disposition of Assets.

Equity Purchase Agreement
Pursuant to the terms and conditions of the previously disclosed Equity Purchase Agreement, dated as of November 17, 2025 (the “Purchase Agreement”), by and among Topgolf Callaway Brands Corp. (the “Company”), Callaway TG Holdco Inc., a wholly-owned direct subsidiary of the Company (“NewCo” and, together with the Company, the “Sellers”) and LGP TG Aggregator, LLC, an affiliate of Leonard Green & Partners, L.P. (the “Purchaser”), effective January 1, 2026, the Sellers completed the sale of a 60% stake in the Topgolf and Toptracer businesses for approximately $800 million in net proceeds (the “Sale”), comprised of the purchase price for the Topgolf equity interests of $660 million, plus the Company’s proceeds from related financing transactions, net of transaction fees, cash sold and estimated purchase price adjustments made at closing. The net cash proceeds ultimately recognized may change based on customary net working capital and other adjustments to be made pursuant to the Purchase Agreement.
Topgolf Operating Agreement
As previously disclosed, in connection with the completion of the Sale (the “Closing”), the parties entered into an operating agreement of Topgolf Topco, LLC (“TopCo”) to govern the Topgolf business (the “Topgolf Operating Agreement”). Pursuant to the Topgolf Operating Agreement, TopCo will be managed by a board of managers, initially consisting of six managers. Purchaser has the right to appoint three managers and the Company has the right to appoint two managers. The Company has the right to designate one manager if it holds less than 45%, but at least 20%, of the equity interests in TopCo that it held as of the Closing, and will not have the right to designate any managers if it ceases to hold at least 20% of the equity interests in TopCo that it held as of the Closing. For a period of two years after the Closing, the Company is restricted from transferring its interests in TopCo, except to certain permitted transferees or in connection with customary drag along and tag along rights, without the unanimous prior written consent of the board of managers. Thereafter, the Company will be able to transfer its equity interests in TopCo to a third party. Other than certain exceptions, transfers of equity interests by either Purchaser or the Company are subject to a right of first offer in favor of the other party as well as tag-along rights. The Company has certain consent rights and consultation rights over material actions of TopCo and its subsidiaries, including over significant acquisitions and dispositions and the incurrence of certain indebtedness, which it will maintain until its equity ownership percentage falls below certain specified thresholds. Each member of TopCo is also entitled to certain quarterly tax distributions pursuant to the Topgolf Operating Agreement.
The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission November 18, 2025, and the Topgolf Operating Agreement, which is attached hereto as Exhibit 10.1, and are incorporated herein by reference.
Item 7.01 Regulation FD Disclosure.*
On January 5, 2026, the Company issued a press release captioned “Topgolf Callaway Brands Completes Sale of Majority Stake of Topgolf to Leonard Green & Partners.” A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.*

(b) Pro forma financial information
Unaudited pro forma financial information of the Company to give effect to the transactions contemplated by the Purchase Agreement is included as Exhibit 99.2 filed herewith and is incorporated by reference into this Item 9.01(b).

(d) Exhibits
10.1**	Amended and Restated Limited Liability Company Agreement of Topgolf Topco, LLC, effective as of January 1, 2026.
99.1	Press Release, dated January 5, 2026 captioned “Topgolf Callaway Brands Completes Sale of Majority Stake of Topgolf to Leonard Green & Partners.”
99.2	Pro Forma Financial Information of Topgolf Callaway Brands Corp.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document
* The information furnished in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any registration statement or other filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

** Certain schedules, exhibits and annexes have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules, exhibits and annexes upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules, exhibits or annexes so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOPGOLF CALLAWAY BRANDS CORP.

Date: January 7, 2026	By:	/s/ Heather D. McAllister
	Name:	Heather D. McAllister
	Title:	Senior Vice President, General Counsel and Corporate Secretary